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                         Media Contacts:           Analyst Contacts:
                         ---------------          -------------------
                         Neal Linkon              Carol Tutundgy
                         (901) 763-5985           (914) 397-1632
                         Molly Sullivan           Maryanne Rupy
                         (914) 397-1652           (914) 397-1626
                                                  Brian Turcotte
                                                  (914) 397-1623

              IP TIMBERLANDS, LTD. REPORTS 1997 FOURTH-QUARTER EARNINGS
                                AND CASH DISTRIBUTION

January 13, 1998

PURCHASE, N.Y. -- IP Forest Resources Company (IPFR), managing general partner of IP Timberlands, Ltd. (IPT), today reported 1997 fourth-quarter earnings of $230 million. Fourth-quarter earnings per Class A Depositary Unit were $2.56. These results include gains of $38 million from the sale of a subsidiary partnership interest and $120 million from the redemption of a preferred and limited partnership interest in West Coast Forest Resources Limited (WCFR) arising from the disposition of the Partnership's West Coast Timberlands in 1996. These results compare to 1996 fourth-quarter earnings of $45 million and earnings per Class A Depositary Unit of $.91. Revenues for the fourth quarter 1997 were $115 million compared to $56 million for the same period in 1996.

               For the 12-months ended December 31, 1997, net partnership earnings totaled $413 million, including $90 million of gains on the sale of subsidiary partnership interests and $120 million from the WCFR preferred interest redemption. These results compare to the prior year 12-month earnings of $845 million, which included $669 million of gains on sales of subsidiary partnership interests. Total revenues for 1997 were $343 million and earnings per Class A Unit were $6.23, compared to $277 million and earnings per Class A Unit of $8.78 in 1996.

               Fourth-quarter 1997 operations benefited from strong demand and higher prices for Partnership timber and favorable harvest conditions. Also included in earnings was a gain of $38 million from the sale of a subsidiary partnership interest involving 36,850 acres of forestlands in New York and Pennsylvania. This is the second in a series of planned transactions involving a total of approximately 175,000 acres. Approximately $3.7 million, or $.08 per unit, of the earnings from this sale were attributable to the Class A Units. Finally, earnings also included the previously announced gain of $120 million from the WCFR preferred interest redemption. Approximately $39 million of this gain, or $.84 per unit, was attributable to the Class A Units.

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               The Board of Directors of IPFR declared both a regular and a special distribution to Class A unitholders. The regular fourth-quarter distribution of $.50 per Class A Unit will be payable February 13, 1998, to unitholders of record as of January 31, 1998. The special distribution of $3.35 per Class A Unit will also be payable February 13, 1998 to unitholders of record as of January 31, 1998. This distribution reflects the strong overall results in 1997 and decreasing projected future capital needs as the end of the Initial Term of the Partnership (December 31, 1999) approaches.

               With less than two years remaining in the Initial Term of the Partnership, and because their share of earnings will decrease from 95 percent to 4 percent when the Initial Term expires, Class A Unitholders should expect the market price of their units to decline substantially. If the Partnership continues until the expiration of the Initial Term, Class A Unitholders will be entitled to 95 percent of any cash remaining in the Primary Account. Following today's regular and special distributions, net liquid assets available for distribution attributable to Class A Units, which totaled $4.85 per Unit at December 31, 1997, will be reduced by $3.85 per Unit. In the near future, management will be examining all options for future measures regarding IPT, including the possible redemption of Class A Units or the reorganization of the Partnership.

                                         ###

                             (PLEASE SEE ATTACHED TABLE)
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                                 IP TIMBERLANDS, LTD.
                            (A TEXAS LIMITED PARTNERSHIP)

                           Summary of Partnership Earnings
                                Preliminary Unaudited
                          (In millions except per unit data)

                                                Three Months Ended       Twelve Months Ended
                                                ------------------       -------------------
                                                   December 31             December 31

                                                 1997        1996         1997         1996
                                                -----       -----        -----        -----

               Revenues                         $ 115       $  56        $ 343        $ 277
                                                -----       -----        -----        -----
               Earnings Before Gains on Sales
                   of Partnership Interests     $  72       $  32        $ 203        $ 176

                 Gains on Sales of Partnership
                   Interests                       38          13           90          669


               Gain on Preferred Interest
                    Redemption                    120                      120
                                                -----       -----        -----        -----
               Net Partnership Earnings         $ 230       $  45        $ 413        $ 845
                                                -----       -----        -----        -----
                                                -----       -----        -----        -----

               Per Class A Depositary Unit:
                   Earnings   $ 2.56    $ .91     $ 6.23    $ 8.78
                              ------    -----     ------    ------
                   Distributions   $ 3.85    $ .50     $ 5.35    $ 11.75
                                   ------    -----     ------    -------